Exhibit 5.1






                                             June 20, 2002


Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts 02062

     We are familiar with the proceedings taken by Elcom International, Inc., a Delaware corporation (the "Company"), with respect to 450,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be issued upon the exercise of (i) a warrant to purchase 145,200 shares of Common Stock issued by the Company to Cripple Creek Securities, LLC, a Delaware limited liability company ("Cripple Creek"), under the terms of an Amended and Restated Structured Equity Line Flexible Financing Agreement dated as of April 7, 2000, between the Company and Cripple Creek (the "Equity Line Agreement"),
(ii) a warrant issued by the Company to Cripple Creek to purchase 4,800 shares of Common Stock pursuant to the terms of the Equity Line Agreement (collectively, the two warrants issued to Cripple Creek by the Company will be referred to hereinafter as the "Cripple Creek Warrants") and (iii) a warrant issued by the Company under the terms of an Asset Purchase and Sale Agreement, dated March 25, 2002 (the "Sale Agreement") between the Company and ePlus Technology, Inc., a Virginia corporation ("ePlus"), to purchase 300,000 shares of Common Stock (together with the Cripple Creek Warrants, the warrants issued to ePlus will be referred to hereinafter as the "Warrants" and the shares of Common Stock issuable to Cripple Creek or ePlus upon exercise of the Warrants are referred to hereinafter as the "Warrant Shares"). As counsel for the
Company, we have reviewed the Registration Statement on Form S-3 (the "Registration Statement") prepared and to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Warrant Shares under the Securities Act of 1933, as amended.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Warrant Shares, when issued and delivered against payment therefor, all in accordance with the terms of the Equity Line Agreement, the Sale Agreement and the Warrants, as applicable, will be duly authorized, validly issued, fully paid and non- assessable.

     This opinion is limited to the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein. In rendering this opinion, we have assumed, without independent verification, the truth and accuracy of all of the representations and warranties in the Equity Line Agreement, the Sale Agreement and the Warrants.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to us under the caption "Legal Matters" in the Prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                             /S/ CALFEE, HALTER & GRISWOLD LLP

                                             CALFEE, HALTER & GRISWOLD LLP